Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated March 27, 2010, with respect to the audited financial statements of Dionics, Inc. for the years ended December 31, 2009 and 2008, included in Dionics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Michael F. Albanese, CPA

Michael F. Albanese, CPA

Parsippany, New Jersey

June 14, 2010